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                                                                     EXHIBIT 2.4

                                                                       D R A F T
                             TAX SHARING AGREEMENT


     TAX SHARING AGREEMENT dated as of _____________, 2000 by and between Synotex Company, Inc., a Delaware corporation, ("Synotex"), Catalytica Inc., a Delaware corporation, ("Catalytica") and Catalytica Energy Systems, Inc., a Delaware corporation ("CESI").

                                   RECITALS

     A. Pursuant to the Merger Agreement (as defined below), Synotex will acquire all of the outstanding stock of Catalytica by merging a wholly-owned subsidiary of Synotex with and into Catalytica (the "Merger").


     B. As a condition to and in contemplation of the merger, Catalytica will declare a pro rata distribution to its stockholders of record as of ____________, 2000 of all of the CES stock it owns (the "Distribution").

     C. At the close of the business day on which the Distribution occurs (the "Distribution Date"), the taxable year of CES will close for United States federal income tax purposes and CES will cease to be a member of the Catalytica Consolidated Group (as defined below).

     D. As a result of the Distribution the parties hereto wish to provide for the payment of Income Taxes and other Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes.

     NOW, THEREFORE, in consideration of the agreements herein contained and intending to be legally bound hereby, CES, Catalytica and Synotex hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

     1.1 "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or other administrative agency or commission or any arbitration tribunal.

     1.2 "Catalytica Consolidated Federal Return" shall mean any consolidated federal Income Tax Return or amendment thereof of the Catalytica Consolidated Group for any Catalytica Consolidated Return Period.

     1.3 "Catalytica Consolidated Group" shall mean Catalytica and, with respect to federal Income Taxes, the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Catalytica was the common parent prior to the Merger, and with respect to state or local income taxes, any other corporations with whom Catalytica filed or files a consolidated, combined or unitary return with Catalytica as the common parent.

     1.4 "Catalytica Consolidated Returns" shall mean all Catalytica Consolidated Federal Returns and all Catalytica State and Local Returns.

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     1.5  "Catalytica Consolidated Return Period" shall mean a taxable period that ends on or before the Effective Time of the Merger (as defined in Section 1.1(b) of the Merger Agreement) for which a consolidated, combined or unitary (as applicable) federal, state or local Income Tax Return is filed or required to be filed by the Catalytica Consolidated Group.

     1.6 "Catalytica Consolidated Tax Liability" means, the consolidated, combined or unitary Income Tax Liability of the Catalytica Consolidated Group.

     1.7 "Catalytica State and Local Returns" shall mean any combined, consolidated or unitary state or local Income Tax Returns or amendments thereof which are required to be filed by Catalytica or a member of the Catalytica Consolidated Group for any taxable period (whether ending before, on or after the Distribution Date) for which CES is or was a member of the Catalytica Consolidated Group.

     1.8  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.9 "CES" shall have the meaning set forth in the preamble and shall include for all purposes of this agreement its subsidiaries.

     1.10 "Distribution" shall have the meaning set forth in Recital B.

     1.11 "Final Determination" shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period: (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state or local foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Jurisdiction to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state or local foreign taxing jurisdiction; (iv) by any allowance of a Refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

     1.12 "Income Tax" (a) shall mean (i) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(1) of this definition, in either case, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Taxing Jurisdiction with respect thereto and (b) shall include any liability in respect of an amount described in clause (a) of this definition resulting from the application of Treasury Regulations Section 1.1502-6 or similar provision under foreign, state or local law, or as a transferee.

     1.13 "Income Tax Liabilities" shall mean all liabilities for Income Taxes.

     1.14 "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document that has been or is required to be filed with a Taxing Jurisdiction in respect of Income Taxes.

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     1.15 "Indemnified Party" shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

     1.16 "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

     1.17 "IRS" shall mean the Internal Revenue Service.

     1.18 "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

     1.19 "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of August 2, 2000, by and among Synotex, Synotex Acquisition Corporation and Catalytica.

     1.20 "Person" shall mean and include any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

     1.21 "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to CES and its Subsidiaries, begins after the Distribution Date.

     1.22 "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to CES and its Subsidiaries, ends on or before the Distribution Date.

     1.23 "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes.

     1.24 "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

     1.25 "Separation Agreement" shall mean [___________________________].

     1.26 "Subsidiaries" shall have the meaning set forth in Section 1.2(b) of the Merger Agreement.

     1.27 "Tax Attribute" shall mean a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (as such terms are used in Treasury Regulations (S)(S)1.1502-79 and 1.1502-79A) or analogous provisions of state or local law, or a U.S. federal minimum tax credit or U.S. federal general business credit or analogous provisions of state or local law (but not tax basis or earnings and profits) that arises in a Pre-Distribution Taxable Period (including the taxable period in which the Distribution Date occurs) and can be carried to a taxable period ending after the Distribution Date.

     1.28 "Taxing Jurisdiction" shall mean the United States and every other government or governmental unit having jurisdiction to tax Catalytica, CES or any of their respective affiliates.

     1.29 "Transactions" shall mean all the transactions contemplated and undertaken pursuant to the Transaction Agreements.

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     1.30 "Transaction Agreements" shall mean the Merger Agreement, the
Separation Agreement, the Indemnification Agreement, the Master Confidentiality and Non-Disclosure Agreement, the Real Estate Matters Agreement, the Transactions Services Agreement, the License Agreement and the Employee Matters Agreement.

                                  ARTICLE II
             PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAX

     2.1  Catalytica Consolidated Federal Returns.

          (a) General. Synotex shall have sole and exclusive responsibility for the preparation and filing of all Catalytica Consolidated Federal Returns, and any amendments thereto, with the IRS. Synotex shall, on a timely basis, file or cause to be filed all Catalytica Consolidated Federal Returns and estimated tax returns of the Catalytica Consolidated Group as are required to be filed in its sole discretion. Synotex shall have the right to: determine the manner in which all such returns shall be filed; make any elections in connection with any such returns; contest, compromise and settle any adjustments of deficiency proposed, asserted or assessed in connection with any such returns; file, pursue, compromise or settle any claim for refund; and determine whether any refunds to which the Catalytica Consolidated Group is entitled shall be paid by way of a refund or credit. Notwithstanding the foregoing, such returns shall be filed in a manner consistent with an allocation of items of income, gain, loss or deduction based upon Treasury Regulations Section 1.1502-76(b)(1)(ii), provided, however, that to the extent an election or return position relates solely to a CES taxable year commencing after the Distribution Date, such elections or return positions shall be determined by CES in its sole discretion.

          (b) Cooperation. CES shall furnish Synotex, at least sixty (60) days before the due date (including extensions) of any Catalytica Consolidated Federal Return, its completed section of such return, prepared in accordance with this Agreement, and in a manner consistent with prior returns. CES shall also furnish Synotex work papers and other such information and documentation as is reasonably requested by Synotex with respect to CES.

     2.2  Catalytica State, Local and Foreign Returns.

          (a) General. Synotex shall have sole and exclusive responsibility for the preparation and filing of all Catalytica State and Local Returns. Synotex shall, on a timely basis file or cause to be filed all Catalytica State and Local Returns and estimated tax returns of the Catalytica Consolidated Group as are required to be filed in its sole discretion. Synotex shall have the right to: determine the manner in which all such returns shall be filed; make any elections in connection with any such returns; contest, compromise and settle any adjustments of deficiency proposed, asserted or assessed in connection with any such returns; file, pursue, compromise or settle any claim for refund; and determine whether any refunds to which the Catalytica Consolidated Group is entitled shall be paid by way of a refund or credit. Notwithstanding the foregoing, such returns shall be filed in a manner consistent with the preparation of the relevant Catalytica Consolidated Federal Return provided, however, that to the extent an election or return position relates solely to a CES taxable year commencing after the Distribution Date, such elections or return positions shall be determined by CES in its sole discretion.

          (b) Cooperation. Synotex will timely advise CES of the inclusion of CES in any Catalytica State and Local Returns and the jurisdictions in which such returns will be filed. CES will evidence its agreement to be included in such return on the appropriate form(s) and will take such other actions as may be appropriate to carry out the purposes and intent of this Section 2.2, provided that such actions are not inconsistent with this Agreement. CES shall furnish Synotex, at least sixty (60) days before the due date (including extensions) of any such or Catalytica State and Local Returns, its completed section of such returns, prepared in accordance with this Agreement, and in a manner consistent with prior returns.

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CES shall also furnish Synotex work papers and other such information and documentation as is reasonably requested by Synotex with respect to CES.

     2.3  Tax Liability.

          (a) Catalytica Consolidated Federal Return Liability. Except to the extent otherwise provided herein, Synotex and Catalytica shall be liable for and indemnify CES against all Taxes due in respect of all Catalytica Consolidated Federal Returns.

          (b) Catalytica State and Local Return Liability. Except to the extent otherwise provided herein, Synotex shall be liable for and indemnify CES against all Taxes due in respect of all Catalytica State and Local Returns.

     2.4 CES Separate Returns and Tax Liability. CES shall prepare, or cause to be prepared, all Income Tax Returns of CES and its Subsidiaries for, and shall be liable for all Taxes of CES and its Subsidiaries due in respect of (a) all Post-Distribution Taxable Periods and (b) any taxable period (whether ending before, on or after the Distribution Date) for which CES or such Subsidiary, with respect to such tax, is or was not a member of the Catalytica Consolidated Group.

                                  ARTICLE III
                       INDEMNIFICATION FOR INCOME TAXES

     3.1  Indemnification by Synotex. Except as otherwise provided in this
Article III, Synotex and Catalytica shall indemnify and hold CES and its successors and assigns harmless from and against (i) the Catalytica Consolidated Tax Liability, (ii) any liability for Income Taxes as a result of Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision under state or local law or regulation, of any Person which is or has ever been a member of the Catalytica Consolidated Group (iii) the Net Transaction Tax Liability (as defined in Section 1.2(b) of the Merger Agreement), and (iv) any costs and expenses related to any of the foregoing (including, without limitation, reasonable legal, accounting, appraisal, consulting or similar fees and expenses).

     3.2 Indemnification by CES. From and after the Distribution Date, CES shall indemnify and hold Synotex and each member of the Catalytica Consolidated Group (other than CES) harmless from and against all Income Tax Liabilities that CES is required to pay under Article II hereof.

                                  ARTICLE IV
                              INCOME TAX CONTESTS

     4.1 Notification. CES shall promptly upon receipt of notice thereof notify Synotex in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which Synotex or Catalytica may be responsible pursuant to this Agreement. CES shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by CES. The failure of CES timely to forward such notification in accordance with the immediately preceding sentence shall not relieve Synotex or Catalytica of their obligation to pay such Income Tax Liability or indemnify CES therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of Synotex to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

     4.2 Catalytica Consolidated Return Periods. Synotex (or such member of the Synotex Consolidated Group as Synotex shall designate) shall have the sole right to represent the interests of CES in any Proceeding to the extent relating to Catalytica Consolidated Return Periods and to employ counsel of

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its choice at its expense; CES shall be entitled to designate counsel with respect to any such Proceeding with respect to an Income Tax Return that includes solely CES and relates solely to items for which CES is responsible hereunder, and CES shall have the right to resolve any such Proceedings in its sole discretion.

     4.3 Power of Attorney. CES shall execute and deliver to Synotex any power of attorney or other document reasonably requested by Synotex (or a designee) in connection with any Proceeding described in Section 4.2 hereof.

                                   ARTICLE V
                   APPORTIONMENT OF TAX ATTRIBUTES; REFUNDS

     5.1  Apportionment of Tax Attributes.

          (a) If the Catalytica Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute that shall be apportioned to CES and treated as a carryover to the first Post-Distribution Taxable Period of CES, shall be determined in accordance with Treasury Regulations Sections 1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to CES shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

          (b) Subject to CES's consent, which consent shall not be unreasonably withheld, Synotex shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to CES in accordance with this Section 5.1 and applicable law, and the amount of tax basis and earnings and profits to be apportioned to CES in accordance with applicable law, and shall provide written notice of the calculation thereof to CES within 180 days of the filing of the Catalytica Consolidated Federal Return that includes the Distribution Date.

     5.2 Refunds. Catalytica shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes for all Catalytica Consolidated Return Periods. CES shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes paid by CES for all Post-Distribution Taxable Periods and in respect of any separate returns filed by CES pursuant to
Section 2.4 hereof. A party receiving a Refund to which another party is entitled pursuant to this Section 5.2 shall pay the amount to which such other party is entitled within ten days after such Refund is received. Catalytica shall be permitted to file, and CES shall fully cooperate with Catalytica in connection with, any claim for Refund in respect of an Income Tax for which any member of the Catalytica Consolidated Group is responsible pursuant to Article 2 hereof.

                                  ARTICLE VI
                    COOPERATION AND EXCHANGE OF INFORMATION

     6.1  Cooperation.

          (a) CES, on behalf of itself and each of its affiliates, agrees to provide Synotex (or its designee) with such cooperation or information as Synotex (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Jurisdiction or any other administrative, judicial or governmental authority, (ii) upon reasonable notice, providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant

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information that CES or its affiliates may possess, (iii) upon reasonable notice, providing of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by Synotex (or its designee), (iv) upon reasonable notice, the providing of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Synotex to exercise its rights under this Agreement, and (v) upon reasonable notice, using reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, CES shall make its, or shall cause its affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 6.1 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Synotex as the sole agent for Income Tax purposes with respect to all Catalytica Consolidated Returns.

     (b) Synotex, on behalf of itself and each member of the Catalytica Consolidated Group (including Catalytica), agrees to provide CES (or its designee) with such cooperation or information as CES (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation (i) upon reasonable notice, promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Jurisdiction or any other administrative, judicial or governmental authority,
(ii) upon reasonable notice, providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that Synotex or any member of the Catalytica Consolidated Group may possess, (iii) upon reasonable notice, the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by CES (or its designee), (iv) upon reasonable notice, the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for CES to exercise its rights under this Agreement, and (v) the use of Synotex's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, Synotex shall make, or shall cause each member of the Catalytica Consolidated Group to make, its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 6.1 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Returns or claims for Refund or in conducting any Proceeding. Notwithstanding any other provision of this Agreement, neither CES, nor any of its affiliates nor any other Person shall have any right to receive or obtain any information relating to Income of Synotex or any of its Affiliates other than information relating to CES.

     6.2 Retention of Records. CES agrees to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Code Section 6001 and the regulations promulgated thereunder (and any similar provision of state, local, or foreign Income or Transfer Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder, until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 6.2, if CES wishes to dispose of any such records and documents, then CES shall provide written notice thereof to Synotex and shall provide Synotex the

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opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if Synotex does not, within such 90-day period, confirm its intention to take possession of such records and documents, CES may destroy or otherwise dispose of such records and documents.

                                  ARTICLE VII
                                   PAYMENTS

     7.1 Method of Payment. All payments required by this Agreement shall be made by (a) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 9.1 hereof, or (b) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

     7.2 Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the underpayment rate as in effective at such time under Section 6621 of the Code.

     7.3 Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective affiliates to treat, (i) any payment required by this Agreement as either a contribution by Catalytica to CES occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Income Taxes by or to a Taxing Jurisdiction, as taxable to or deductible by, as the case may be, the party entitled under this Agreement to receive such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law; provided that in the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

     7.4 Time of Indemnification Payment. To the extent an indemnification obligation arises, the Indemnifying Party shall, upon at least ten (10) days prior notice, make payment pursuant to such indemnification obligation no later than five (5) days prior to the date the Indemnified Party makes a payment of taxes, interest, or penalties with respect to a such Income Tax Liability, including a proposed adjustment of taxes or an assessment of tax deficiency asserted or made by any Taxing Jurisdiction that is premised in whole or part on such Income Tax Liability, or a payment made in settlement of an asserted tax deficiency.

                                 ARTICLE VIII
                            RESOLUTION OF DISPUTES

     8.1 Separation Agreement. Except as specifically modified by this Article 8, the provisions of ____________ of the Separation Agreement shall apply to any dispute arising in connection with this Agreement; provided, however, that no provision in this Article 8 or such Article ____ shall be construed to extend the time periods set forth in this Agreement during which any party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action.

     8.2 Arbitrator. In the event of a dispute arising under this Agreement Synotex and CES shall jointly select an arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

     8.3 Settlement Proposals. In connection with such arbitration, each party shall present an overall settlement proposal to the arbitrator that shall encompass all issues to be resolved, and the two

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proposals shall set the outer limits of the range within which the arbitrator may make a determination as to the appropriate settlement result.

     8.4 Costs. All costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration; provided, however, (i) in the event the arbitrator makes a determination that reflects a 50-50 settlement, Synotex and CES shall share equally the costs of the arbitration, and (ii) in the event the arbitrator makes a determination that reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Synotex, to:


If to Catalytica, to:


If to CES, to:


Such names and addresses may be changed by notice given in accordance with this
Section 9.1.

     9.2 Designation of Affiliate. Synotex may assign any of its rights or obligations under this Agreement to any member of the Synotex of its consolidated group as determined under Section 1504 of the Code it shall designate; provided, however, that no such assignment shall relieve Synotex of any obligation to make a payment hereunder to CES to the extent such designee fails to make such payment.

     9.3 Agent. CES hereby irrevocably appoints Catalytica as its agent and limited attorney-in-fact to take any action as Catalytica may deem necessary or appropriate to effect the tax sharing contemplated by this Agreement including, without limitation, those actions specified in Treasury Regulation (S)1.1502-77(a) and analogous provisions of state and local law.

     9.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior tax sharing agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the tax sharing agreement dated March 4, 1999 among Catalytica, CES, Catalytica Bayview, a Delaware corporation, and CAT, a Delaware corporation.

     9.5 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

     9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to choice of law principles, including matters of construction, validity and performance.

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

     9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same original.

     9.8 Titles and Headings. Titles and headings to sections herein are included for convenience of reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

     9.9 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

     9.11 Termination. This Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof), provided,
                                                                --------
however, if the Merger fails to occur and the Merger Agreement is terminated
-------
pursuant to Article VII thereof then this Agreement shall become void and of no effect with no liability on the part of any party hereto.


                    [This Space Intentionally Left Blank.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                              SYNOTEX COMPANY, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              CATALYTICA  INC.


                              By:____________________________
                                 Name:
                                 Title:

                              CATALYTICA ENERGY SYSTEMS, INC.


                              By:____________________________
                                 Name:
                                 Title:

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